Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated September 16, 2013, in the Registration Statement (Form S-1) filed with the Securities and Exchange Commission on October 18, 2013, and related Prospectus of TetraLogic Pharmaceuticals Corporation for the registration of its common stock.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania
October 18, 2013